Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a party of this Registration Statement on Form S-8 of our reports (a) dated July 9, 2004, with respect to the combined financial statements of DreamWorks Animation, and (b) dated October 7, 2004, with respect to the pro forma adjustments to the combined financial statements of DreamWorks Animation for the year ended December 31, 2003, appearing in our Form S-1 (File No. 333-117528).

/s/ Ernst & Young LLP

Los Angeles, California
October 27, 2004